Exhibit 99.1

Press Release & Investor Call

Remote Monitoring and Control Solutions Provider Acorn Extends

Double-Digit Growth in Revenue and Gross Profit;

Investor Call Today 11am ET

Wilmington, DE – November 10, 2021 – Acorn Energy, Inc. (OTCQB: ACFN), a provider of Internet of Things (IoT) remote monitoring and control solutions for stand-by power generators, gas pipelines, air compressors and other industrial equipment, announced improved results for the year-to-date and third-quarter periods ended September 30, 2021.

Summary Financial Results

($ in thousands)	9M’21	9M’20	Change	Q3’21	Q3’20	Change
Monitoring revenue	$3,030	$2,823	+7.3%	$1,005	$970	+3.6%
Hardware revenue	$1,992	$1,500	+32.8%	$701	$547	+28.2%
Total revenue *	$5,022	$4,323	+16.2%	$1,706	$1,517	+12.5%
Gross profit	$3,674	$3,021	+21.6%	$1,242	$1,077	+15.3%
Gross margin	73.2%	69.9%		72.8%	71.0%

* All of Acorn’s revenue is derived from its 99%-owned operating subsidiary, OmniMetrix.

Non-GAAP Measure

Reconciliation of GAAP Revenue to Cash-Basis Revenue

($ in thousands)	9M’21	9M’20	Q3’21	Q3’20
Total GAAP revenue	$5,022	$4,323	$1,706	$1,517
Less: Amortization of deferred revenue	(4,402)	(4,021)	(1,480)	(1,407)
Plus: Sales recorded to deferred revenue	4,959	4,172	1,872	1,568
Other adjustments and write-offs	(18)	(4)	(13)	5
Total cash-basis revenue **	$5,561	$4,470	$2,085	$1,683
Year-over-year growth	24.4%		23.9%

**See definition of Non-GAAP measure below.

Jan Loeb, Acorn’s CEO, commented, “Our Q3 results continued to demonstrate the growth and consistency of our business as revenue rose 12% when compared to Q3’20 on a GAAP basis and 24% on a cash basis, gross margin improved to 73%, and we achieved our fourth consecutive profitable quarter. Cash-basis revenue, a non-GAAP measure we use to judge our business progress, includes all hardware and monitoring revenues, including those that are deferred and recognized over the term of a monitoring contract or over the life of a hardware unit.

“Hardware sales have been robust due to the lifting of COVID-19 travel restrictions on business meetings and trade shows and also have benefited from the sale of next-generation monitoring hardware, related to the replacement of sunsetting 3G technology monitoring units. Sunsetting has the impact of benefitting hardware sales, while having a short-term negative impact on monitoring revenue growth due to customer churn.

“Gross margin improved to 73% year-to-date, compared to 70% during the first nine months of 2020. Our progress in improving gross margin is the result of several factors, including next-generation product initiatives, ongoing design improvements, growing economies of scale and a focus on driving higher-margin commercial and industrial sales.

“Acorn’s net operating loss (NOL) carryforwards of nearly $70M at year-end 2020 should largely shield Acorn from cash income taxes and benefit its cash flows for the foreseeable future. Due to its NOL position, Acorn has neither accrued nor paid income tax expense through the first nine months of 2021, despite generating positive net income before taxes.

“Given the technology leadership of our solutions, the proven innovation and strength of our engineering and design team, and the low penetration of the industrial markets we serve, we see continued opportunities for growth. We also have a strong financial base to support our internal growth and continue to look for other well-priced growth opportunities in related Industrial IoT and remote monitoring markets. We have seen some impact on our business from global supply chain issues but have been successful to date in mitigating most of these logistical issues. To address inflationary pressures on our input costs, we implemented an increase in our hardware prices effective September 1st. At the current time, we do not anticipate either supply issues or cost pressures to have a material adverse impact on our business but we are monitoring the changing supply chain constraints on a daily basis to react swiftly as needed.”

Financial Highlights

●	Revenue improved 12% to $1.7M in Q3’21 from $1.5M in Q3’20, including a 28% increase in hardware revenue and a 4% increase in monitoring revenue. The increased hardware revenue was due primarily to returning to a more normal sales environment in Q3’21; that enabled increased sales of next-generation monitors and accessories relative to Q3’20, which was impacted by COVID-19 disruptions. The increase in monitoring revenue is primarily due to our customer mix being more heavily weighted to commercial and industrial than in prior years.

●	9M’21 revenue increased 16% to $5.0M vs. 9M’20 revenue of $4.3M, due to increased hardware and accessories sales, sales of custom-designed monitoring units, and an increase in monitoring revenue. The increase in hardware revenue was due to sales of TrueGuard PROTM units, including TrueGuard PRO units customized for a large customer, as well as sales of Hero 2TM units.

●	Gross profit grew 15% in Q3’21 vs. Q3’20, and 22% in the first nine months of 2021 vs. the first nine months of 2020. The improvements are primarily due to increased hardware sales to commercial and industrial customers versus residential customers, increased accessory sales, and growth in high-margin monitoring revenue.

●	OmniMetrix’s total operating expenses increased 13% to $977,000 in Q3’21 from $867,000 in Q3’20, principally reflecting higher selling, general and administrative (SG&A) expenses. Higher SG&A is due to (1) compensation and benefits related to new staff hires, (2) annual performance-based salary increases effective on both September 1, 2020 and 2021, (3) increased sales commissions, and (4) increases in IT consulting and managed services expenses.

●	OmniMetrix generated operating income of $265,000 in Q3’21, representing a 26% improvement from operating income of $210,000 in Q3’20. For the first nine months of 2021, OmniMetrix’s operating income on a GAAP basis increased 113% to $763,000 compared to $358,000 generated in the first nine months of 2020. The improvement in both periods is primarily due to increased hardware and monitoring revenue and a higher gross margin, as discussed above.

●	Acorn, the parent company of OmniMetrix, incurred SG&A costs which increased 3% to $240,000 in Q3’21 from $233,000 in Q3’20. Acorn does not expect its annual corporate overhead to change materially except as may be required to support the growth of its OmniMetrix subsidiary and for typical increases in professional fees and insurance premiums. Acorn’s expenses can vary quarterly, however, due to the timing of certain expenses. For example, Q3’21 Acorn expenses exceeded the Q2’21 level by $14,000, primarily due to expenses related to our annual shareholder meeting.

●	Reflecting continued improvements in OmniMetrix’s performance, Q3’21 net income attributable to Acorn shareholders improved by $55,000 to $23,000, or $0.00 per share, from a net loss of $32,000, or $0.00 per share, in Q3’20. For the first nine months of 2021, net income attributable to Acorn shareholders improved by $393,000 to $45,000, or $0.00 per share, from a net loss of $348,000, or ($0.01) per share, for the first nine months of 2020.

Liquidity and Capital Resources

Consolidated cash and cash equivalents were $2,016,000 at the close of Q3’21, compared to $1,966,000 at the close of Q3’20 and $2,063,000 at December 31, 2020. In Q1’21, OmniMetrix paid off the $149,000 balance on its receivables-based line of credit and allowed the line to expire, due to the company’s strong cash position.

Cash generated from operating activities through the first nine months of 2021 was $323,000, as compared to $300,000 in the first nine months of 2020. The Company continues to invest in technology and software development, spending $214,000 year-to-date in 2021, compared to $90,000 through the first nine months of 2020. Investments in the current year were primarily for development and design of the company’s user interface and cloud environment, as well as other hardware and software upgrades.

Although the economy has begun to rebound from the COVID-19 shutdowns and this has helped Acorn to regain momentum in its sales efforts to date in 2021, the potential impact of COVID-19 remains uncertain. The Company’s operations could be materially affected by COVID-19 or variants, including a material adverse impact on the Company’s financial position, operations and cash flows. Possible impacts may include, but are not limited to, disruption to the Company’s customers, revenue or supply chain, as well as employee absenteeism.

Investor Call Details

Date/Time:	Wednesday, November 10th at 11:00 am ET
Dial-in Number:	1-844-834-0644 or 1-412-317-5190 (Int’l)
Online Replay/Transcript:	Audio file and call transcript will be posted to the
Investor section of Acorn’s website when available.
Submit Questions via Email:	acfn@catalyst-ir.com – before or after the call.

About Acorn (www.acornenergy.com) and OmniMetrixTM (www.omnimetrix.net)

Acorn Energy, Inc. owns a 99% equity stake in OmniMetrix, a pioneer and leader in machine-to-machine (M2M) and Internet of Things (IoT) wireless remote monitoring and control solutions for stand-by power generators, gas pipelines, air compressors and other industrial equipment. OmniMetrix’s proven, cost-effective solutions make critical systems more reliable. The company monitors tens of thousands of assets for customers, which include 25 Fortune/Global 500 companies. OmniMetrix solutions monitor critical equipment used by cell towers, manufacturing plants, medical facilities, data centers, retail stores, public transportation systems, energy distribution and federal, state and municipal government facilities in addition to residential back-up generators.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that Acorn will be successful in growing its business, reaching profitability, or maximizing the value of its operating company and other assets. A complete discussion of the risks and uncertainties that may affect Acorn Energy’s business, including the business of its subsidiary, is included in “Risk Factors” in the Company’s most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

Follow us

Twitter: @Acorn_IR and @OmniMetrix

Investor Relations Contacts

Catalyst IR

William Jones, 267-987-2082

David Collins, 212-924-9800

acfn@catalyst-ir.com

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Nine months ended September 30,		Three months ended September 30,
	2021	2020	2021	2020

Revenue	$5,022	$4,323	$1,706	$1,517
Cost of sales	1,348	1,302	464	440
Gross profit	3,674	3,021	1,242	1,077
Operating expenses:
Research and development expense	532	453	179	160
Selling, general and administrative expense	3,086	2,887	1,038	940
Total operating expenses	3,618	3,340	1,217	1,100
Operating income (loss)	56	(319)	25	(23)
Finance expense, net	(5)	(28)	—	(8)
Income (loss) before income taxes	51	(347)	25	(31)
Income tax expense	—	—	—	—
Net income (loss)	51	(347)	25	(31)
Non-controlling interest share of net income	(6)	(1)	(2)	(1)
Net income (loss) attributable to Acorn Energy, Inc. shareholders	$45	$(348)	$23	$(32)

Basic and diluted net income (loss) per share attributable to Acorn Energy, Inc. shareholders:	$0.00	$(0.01)	$0.00	$0.00
Weighted average number of shares outstanding attributable to Acorn Energy, Inc. shareholders – basic and diluted
Basic	39,687	39,669	39,687	39,687
Diluted	39,922	39,669	39,959	39,687

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	As of September 30, 2021	As of December 31, 2020
ASSETS
Current assets:
Cash	$2,016	$2,063
Accounts receivable, net	792	608
Inventory, net	477	236
Deferred charges	756	764
Other current assets	174	126
Total current assets	4,215	3,797
Property and equipment, net	433	268
Right-of-use assets, net	423	494
Deferred cost of goods sold	637	542
Other assets	150	100
Total assets	$5,858	$5,201
LIABILITIES AND DEFICIT
Current liabilities:
Short-term credit	$—	$149
Accounts payable	383	229
Accrued expenses	226	168
Deferred revenue	3,458	3,214
Current operating lease liabilities	105	99
Other current liabilities	30	33
Total current liabilities	4,202	3,892
Long-term liabilities:
Deferred revenue	1,653	1,340
Long-term operating lease liabilities	366	443
Other long-term liabilities	50	45
Total long-term liabilities	2,069	1,828
Commitments and contingencies
Deficit:
Acorn Energy, Inc. shareholders
Common stock - $0.01 par value per share: Authorized – 42,000,000 shares; Issued – 39,687,589 shares at September 30, 2021 and December 31, 2020	397	397
Additional paid-in capital	102,784	102,726
Warrants	3	3
Accumulated deficit	(100,568)	(100,613)
Treasury stock, at cost – 801,920 shares at September 30, 2021 and December 31, 2020	(3,036)	(3,036)
Total Acorn Energy, Inc. shareholders’ deficit	(420)	(523)
Non-controlling interests	7	4
Total deficit	(413)	(519)
Total liabilities and deficit	$5,858	$5,201

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(IN THOUSANDS)

	Nine months ended September 30,
	2021	2020
Cash flows provided by operating activities:
Net income (loss)	$51	$(347)
Depreciation and amortization	56	22
Non-cash lease expense	71	88
Stock-based compensation	58	27
Change in operating assets and liabilities:
(Increase) decrease in accounts receivable	(184)	230
Increase in inventory	(241)	(8)
(Increase) decrease in deferred charges	(137)	48
(Increase) decrease in other current assets and other assets	(48)	66
Increase (decrease) in accounts payable and accrued expenses	212	(3)
Increase in deferred revenue	557	151
Decrease in operating lease liability	(71)	(48)
(Decrease) increase in other current liabilities and non-current liabilities	(1)	74
Net cash provided by operating activities	323	300

Cash flows used in investing activities:
Investments in technology	(214)	(90)
Other capital investments	(7)	(7)
Net cash used in investing activities	(221)	(97)

Cash flows (used in) provided by financing activities:
Short-term credit, net	(149)	35
Loan proceeds	—	462
Stock option exercise proceeds	—	19
Net cash (used in) provided by financing activities	(149)	516

Net (decrease) increase in cash	(47)	719
Cash at the beginning of the year	2,063	1,247
Cash at the end of the period	$2,016	$1,966

Supplemental cash flow information:
Cash paid during the year for:
Interest	$5	$23

Non-cash investing and financing activities:
Accrued preferred dividends to former Acorn director and/or former OmniMetrix CEO	$3	$3

Non-GAAP Definition

OmniMetrix monitoring systems include the sale of equipment and of monitoring services. The majority of the sales of OmniMetrix equipment do not qualify as a separate unit of accounting. As a result, revenue (and related costs) associated with sale of equipment are recorded to deferred revenue (and deferred charges) upon shipment for PG and CP monitoring units. Revenue and related costs with respect to the sale of equipment are recognized over the estimated life of the units which are currently estimated to be three years. In the rare instance that a specific sale of OmniMetrix equipment does qualify as a separate unit of accounting (the unit is custom designed and sold without monitoring), the revenue is recognized when the unit is shipped to the customer and not deferred. Revenues from the prepayment of monitoring fees (generally paid twelve months in advance) are initially recorded as deferred revenue upon receipt of payment from the customer and then amortized to revenue over the monitoring service period.

Acorn has provided a non-GAAP financial measure of cash-basis revenue (sales) to aid investors in better understanding our sales performance. Acorn believes this non-GAAP measure assists investors by providing additional insight into our operational performance and helps clarify sales trends. For comparability of reporting, management considers non-GAAP measures in conjunction with generally accepted accounting principles (GAAP) financial results in evaluating business performance. The non-GAAP financial measure presented in this release should not be considered as a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.